Exhibit 3.2

SUBSCRIPTION AGREEMENT

for the

Limited Partnership Interests

in

BLOCKSTACK TOKEN FUND QP, L.P.

and

BLOCKSTACK TOKEN FUND AI, L.P.

EACH, A DELAWARE LIMITED PARTNERSHIP

November 14, 2017

THIS SUBSCRIPTION AGREEMENT (“Subscription Agreement”), effective as of the last date on the e-signature page, is entered into between the investor listed on the E-Signature Page (the “Investor”) and either Blockstack Token Fund QP, L.P., a Delaware limited partnership (the “QP Fund”), or Blockstack Token Fund AI, L.P., a Delaware limited partnership (the “AI Fund”) (together, the “Funds” and each a “Fund”). Please carefully review and follow the instructions to Investors immediately following this cover page.

An incomplete Subscription Agreement will not be accepted, and as a result, an Investor may not be able to subscribe for an interest in a Fund (an “Interest”) and then, based on the Interests, receive the right to receive tokens to be issued in the future (“Tokens”) by Blockstack Token, LLC, a Delaware limited liability company (“Token LLC”), upon the successful development of the Tokens and the network (“Network”) sponsored by Blockstack Public Benefit Corporation, the parent of Token LLC (“Blockstack PBC”), all as set forth in the amended and restated exempted limited partnership agreement of each Fund (the “Fund Agreement”).

Investors are strongly encouraged to seek independent legal, financial, and tax advice regarding their individual circumstances and objectives in determining whether to subscribe for an Interest.

There are substantial restrictions on the transferability of the Interests, and there will initially be no public market for the Interests for U.S. Investors. The Interests will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Similarly, there are substantial restrictions on the transferability of the Tokens, and there will initially be no public market for the Tokens for U.S. Investors, unless and until Token LLC determines that the Tokens are not securities. Tokens will not be registered under the Securities Act of 1933, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Blockstack Token Fund QP, L.P.

Blockstack Token Fund AI, L.P.

Part I: Introduction and Instructions

Introduction

This subscription agreement (“Subscription Agreement”) provides important information and documentation to subscribe for and invest in a limited partnership interest (“Interest”) in either Blockstack Token Fund QP, L.P., a Delaware limited partnership (the “QP Fund”), or Blockstack Token Fund AI, L.P., a Delaware limited partnership (the “AI Fund”). Blockstack Token Fund GP, LLC, a Delaware limited liability company, will serve as general partner of the Funds (the “General Partner”). An Interest creates the right to receive tokens (“Tokens”) to be developed by Blockstack Token LLC (“Blockstack Token”) upon the development of the Tokens and the network (“Network”) sponsored by Blockstack Public Benefit Corporation, a Delaware public benefit corporation and the parent of Token LLC (“Blockstack PBC”). The Tokens are a blockchain protocol token that is currently in development. It is anticipated that the Tokens will be used to register domain names and applications on the Network, which is currently being developed by Blockstack PBC. The Network is a new internet for decentralized applications where users own their application data and that, among other things, allows users to purchase and sell domain names and other digital assets. The Tokens will be used to register domain names and applications, bid on and otherwise transact in domain names and other digital assets, and vote on protocol upgrades on the Network.

By signing the signature page to this Subscription Agreement (“E-Signature Page”), you agree to be bound by the terms of this Subscription Agreement and the amended and restated exempted limited partnership agreement of the applicable Fund (the “Fund Agreement”), the Fund Term Sheet, the Fund Risk Factors, and/or any other offering materials provided to you with respect to the Tokens, including, but not limited to, the whitepaper describing the Tokens and the whitepaper describing the network through the date of your execution of this Subscription Agreement (collectively, the “Offering Materials”).

This Subscription Agreement includes each of the following items:

•                  Part I, Introduction and Instructions

•                  Part II, Investor Questionnaire and E-Signature Page

•                  Part III, Additional Legally Binding Terms and E-Signature Page

•                  Part IV, Form W-9

Investors (“Investors”) in an Interest should review the materials provided carefully and follow the steps and instructions below.

The terms “I,” “me,” “my” and similar terms used throughout this Subscription Agreement refer to the Investor.

Instructions to Investors

In order to subscribe for an Interest, please complete the following steps.

Investor Questionnaire: Please submit to the General Partner, by completing and submitting this online form, (1) a completed and signed Investor Questionnaire and E-Signature Page, and (2) all requested supplemental information and documentation, including the following:

•             For entity investors, a copy of the applicable organizational and authority documents (e.g., trust instrument, certificate of incorporation, certificate of formation, corporate resolutions, partnership agreement, operating agreement, plan documents, etc.).

•             For natural person investors, a copy of a driver’s license, passport or other government-issued form of identification.

•             If you have already provided proof of your identity to a third-party service provider authorized, on behalf of the General Partner, to collect such information and to establish that you are an accredited investor within the meaning of Regulation D under the Securities Act of 1933 (the “Accreditation Service”), you are not required to resubmit this documentation. For this offering, the General Partner’s Accreditation Service is CoinList.

Please upload all requested supplemental information and documentation in portable document format (“.pdf”).

When and Where to Send: The Investor Questionnaire, E-Signature Page and supplemental materials should be delivered simultaneously through this online form. Failure to submit these documents will result in an incomplete Subscription Agreement and prevent you from subscribing for an Interest.

Subscription Agreement Instructions:

Interests will be offered through CoinList and CoinList.co. The registration period for indicating interest in the Fund Offering will open for potential Investors on November 1, 2017 and end on November 15, 2017 (the “Registration Period”). During the period when Token LLC is offering Interests in the Funds (the “Fund Offering”), potential Investors will be able to (x) create an account on CoinList.co, (y) indicate a desired level of investment in a Fund by offering to contribute a certain amount of capital and (z) submit information for purposes of verifying identity and status as an Accredited Investor and (as applicable) a Qualified Purchaser. Potential Investors can also prefund accounts to purchase the Interests. However, any funding provided in this way will not represent a binding commitment to purchase Interests.

On or around November 15, 2017, the General Partner will announce the final purchase price for the Tokens and will notify potential Investors of that price and the number of Tokens to be allocated to them through their Interests. After the General Partner announces the final purchase price, potential Limited Partners must confirm the amount of their commitment within a short period. Potential purchasers will submit e-signatures to the Subscription Agreement via CoinList to confirm the amount of their commitment. Before the closing of the Fund Offering on December 1, 2017, potential investors can modify the amount of their commitment, subject to approval by the General Partner, or withdraw their commitment. If a potential Investor confirms his, her or its commitment, then the General Partner will process the sale, confirm execution and delivery of the Subscription Agreement, and issue Interests. If a potential Investor desires to modify the amount of his, her or its commitment, then the General Partner will, before November 20, notify the potential Investor whether the General Partner approves of such modification and thereafter proceed with or terminate the sale process, as applicable. If a potential Investor desires to withdraw his, her or its commitment, then the General Partner will return the potential Investor’s funds and Subscription Agreement will not be entered into or have any effect.

Completeness: An incomplete Subscription Agreement will not be accepted, and as a result, you may not be able to subscribe for an Interest during the Fund Offering.

Complete the E-Signature.

Additional Information: The General Partner may, in its sole discretion, request other information from the Investor.

Blockstack Token Fund QP, L.P.

Blockstack Token Fund AI, L.P.

Part II: Investor Questionnaire and E-Signature Page

1.              Investor Information

Amount of Tokens:

Capital Commitment USD value:

Payment Method (USD, Bitcoin or Ether):

E-Mail Address:

If purchase is accepted, Tokens will be delivered to a digital wallet address when and if the Network goes live and the Tokens are functional on it, under the terms described in the Offering Materials:

At the point this occurs, the SAFT will convert to Tokens, and the Tokens will be delivered to the digital wallet address provided by each Purchaser, as described in the SAFT.

Important: when you create a digital wallet address, please do NOT disclose your private key to your digital wallet. The General Partner will never ask you for your private key.

2.              Status as an Accredited Investor. I am an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), based on the fact that I have been authenticated and verified by the Accreditation Service as an accredited investor.

3.              Status as a Qualified Purchaser. If I am investing in Blockstack Token Fund QP, L.P., I am a “qualified purchaser” as defined in section 2(a)(51)(a) of the Investment Company Act of 1940 Act, based on the fact that I have been authenticated and verified by the Accreditation Service as a qualified purchaser.

4.              Benefit Plan Investor Status. I am not, and am not acting (directly or indirectly) on behalf of, any of the following:

☐                                    An employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act (“ERISA”)), whether or not the plan is subject to Title I of ERISA; a plan, individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code (“Code”); a “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101; a “governmental plan” within the meaning of Section 3(32) of ERISA; or a person that is deemed to hold “plan assets” under the ERISA plan assets regulations, and consequently subject to regulation under ERISA.

☐                                    An entity 25% or more of the value of any class of equity of which is held by entities described in the paragraph above; provided that for purposes of making the determination, the value of any equity interest held by a person (other than an entity described in the beginning of this item) who has discretionary authority or control with respect to the assets of the entity or a person who provides investment advice for a fee (direct or indirect) with respect to those assets, or any affiliate of that person, will be disregarded.(1)

☐                                    A “benefit plan investor” based on the immediately preceding item, that is subject to Title I of ERISA or Section 4975 of the Code.

5.              Truthfulness of Information Provided; Additional Information.

☐                                    I represent and warrant to the General Partner that the answers I have provided in this Investor Questionnaire and to the Accreditation Service, including the information contained within the supplementary documents that I have delivered to the General Partner and/or Accreditation Service as my Investor information, are current, true, correct and complete and do not omit to state any material fact necessary in order to make the statements contained in those documents not misleading. If any information provided in this Investor Questionnaire or to the Accreditation Service changes in any material respect on or after the date contained on the E-Signature Page, I agree to promptly notify the Funds and the General Partner of any change to the information provided, but in any event within thirty (30) calendar days of the change.

☐                                    I represent and warrant that I: (1) do not reside; (2) am not located; (3) do not have a place of business; or (4) am not conducting business (any of which makes me a “Resident”) in the state of New York. I further represent and warrant that I am not a Resident of any other state or country that requires virtual currency businesses to be licensed.

☐                                    I represent and warrant that I am NOT: (1) a Resident of a jurisdiction in which access to or use of the Services is prohibited by applicable law, decree, regulation, treaty, or administrative act, (2) a Resident of, or located in, a jurisdiction that is subject to U.S. or other sovereign country sanctions or embargoes, or (3) an individual, or an individual employed by or associated with an entity, identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the U.S. Department of State’s Debarred Parties List. I agree that if my country of residence or other circumstances change such that the above representations are no longer accurate, I will immediately cease using the Services. I further represent and warrant that if I am subscribing for the Interest on behalf of a legal entity: (1) such legal entity is duly organized and validly existing under the applicable laws of the jurisdiction of its organization, and (2) I am duly authorized by such legal entity to act on its behalf.

☐                                    I represent and warrant that all of the representations and warranties I am making in this Subscription Agreement are true and accurate as of the date of my affirmation on the E-Signature Page. If any representations and warranties are not true and accurate prior to acceptance of this Subscription Agreement, I shall give prompt written notice of this fact to the Funds and the General Partner specifying which representations and warranties are not true and accurate and the reasons why they are not. I agree to notify the Funds and the General Partner promptly if there is any change with respect to any of the representations and warranties in this Subscription Agreement.

(1) Based on this definition, an insurance company using general account assets may be deemed to include the assets of a benefit plan investor, pursuant to Section 401(c) of ERISA. For example, plans that are maintained by a foreign corporation, a governmental entity or a church are employee benefit plans within the meaning of Section 3(3) of ERISA but generally are not subject to Title I of ERISA or Section 4975 of the Code.

☐                                    I acknowledge that important information about the material terms of the Interests and Tokens is provided in the Offering Materials. Such information includes, but is not limited to, details regarding the timing and pricing of the Interests, the amount of Tokens offered, the anticipated milestones to be met prior to issuance of the Tokens, and the anticipated use of the Fund Offering proceeds. I represent and warrant that I understand and have no objection to these material terms.

☐                                    I acknowledge and accept that there are risks associated with subscribing for an Interest, holding an Interest, and, once the Tokens are delivered, using Tokens on the Network, as more fully disclosed and explained in the Offering Materials. BY SUBSCRIBING FOR AN INTEREST, I EXPRESSLY ACKNOWLEDGE AND ASSUME THESE RISKS.

☐                                    I represent and warrant that I have sufficient knowledge, understanding, and experience, either independently or together with my Investor representative(s), in financial and business matters, and of the functionality, usage, storage, transmission mechanisms, and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems, to understand the terms of this Subscription Agreement and the Offering Materials, and such knowledge, understanding, and experience enables me to evaluate the merits and risks of purchasing the Tokens through a Fund.

☐                                    I represent and warrant that I am subscribing for an Interest to receive future delivery of the Tokens. I desire to receive future Tokens in order to provide or receive services on the Network and to support the development, testing, deployment and operation of the Network. I am not subscribing for an Interest for any other uses or purposes, including, but not limited to, any investment, speculative or other financial purposes.

☐                                    I agree that at any time in the future at which I may acquire Tokens or an additional Token, I shall be deemed to have reaffirmed, as of the date of acquisition of the additional Token, each and every representation and warranty made by me in this Subscription Agreement or any other instrument provided by me to the General Partner in connection with that acquisition, except to the extent modified in writing by me and consented to by the General Partner.

☐                                    I agree on behalf of myself and my successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver any other instruments, documents and statements and to take any other actions as the General Partner may determine to be necessary or appropriate to comply with applicable law and to effectuate and carry out the purposes of this Subscription Agreement. I further agree that the General Partner may, in its sole discretion, refuse to issue me an Interest if, among other things, I refuse to comply with this provision.

☐                                    I agree to be bound by any affirmation, assent or agreement that I transmit to the General Partner or its affiliates by computer or other electronic device, including internet, telephonic and wireless devices, including, but not limited to, any consent I give to receive communications from the General Partner or any of its affiliates solely through electronic transmission. I agree that when I click on an “I Agree,” “I Consent,” or other similarly worded button or entry field with my mouse, keystroke or other device, my agreement or consent will be legally binding and enforceable against me and will be the legal equivalent of my handwritten signature on an agreement that is printed on paper. I agree that the General Partner and any of its affiliates may send me electronic copies of any and all communications associated with my subscription for Interests.

6.              Electronic Delivery. The Funds, the General Partner and/or any third party service provider selected by the General Partner under its authority set forth in the Fund Agreement may provide you (or your designated agents) (i) statements, reports, and all other communications relating to (A) the Fund and (B) your investment in the Fund, including capital account information, subscription and withdrawal activity, Schedule K-1s, annual and other updates of the Fund’s consumer privacy policies and procedures and (ii) all communications relating to the General Partner (collectively, the “Fund Information”), in electronic form, such as through a file attached to an email sent to the email address provided by you, or over a private internet site, such as CoinList.co, in lieu of or in addition to sending such Fund Information as hard copies via facsimile or mail.

If the Fund Information is made available over the internet, you may be notified of its availability through an email sent to the email address provided by you. You agree that all Fund Information provided to you via email notification or website will be deemed to have been good and effective delivery to you when sent or posted, regardless of whether you actually or timely receive or access the email notification. Email messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with without the knowledge of the sender or the intended recipient. Each of the Funds, the General Partner and any third party service provider reserves the right to intercept, monitor and retain emails messages to and from its systems as permitted by applicable law. The General Partner’s acceptance of your subscription is not conditioned on consent to electronic delivery of Fund Information. You agree that you will be solely responsible for notifying the Funds in writing of any change in your email address and that the Funds may not seek to verify or confirm your email address as provided. If you do not have access to the internet or email, you should not consent to electronic delivery of Fund Information. You may revoke your consent to electronic delivery of Fund Information at any time upon written notice to the Funds and receive all Fund Information in paper format. The effective date of the withdrawal of consent will either be the date the notice of withdrawal is received or a subsequent date that will be communicated to you within a reasonable time after the receipt of notice of the withdrawal of consent. You may also request delivery of a paper copy of any Fund Information by contacting the Funds.

7.              Disclosures & Agreements. I have received, and understand that I should read and carefully review, the following documents in connection with submitting a Subscription Agreement, and I agree, if my Subscription Agreement is accepted by the General Partner in its discretion, to be bound by the terms of the following disclosures and agreements, all as evidenced by my executing the E-Signature Page and delivering the E-Signature Page to the General Partner.

E-SIGNATURE PAGE FOLLOWS

E-SIGNATURE PAGE

☐                                    By checking this box and pressing the “I Agree” button, I agree to comply with and be bound by all terms of the Subscription Agreement, including this Investor Questionnaire and all other components of the Subscription Agreement. I acknowledge and accept that all subscriptions for Interests in a Fund during the Fund Offering are final, and there are no refunds or cancellations except as may be required by applicable law or regulation. I further acknowledge and accept that the General Partner reserves the right to refuse or accept Subscription Agreements at any time in its sole discretion.

☐                                    I agree to receive Fund Information in electronic form at the General Partner’s discretion in lieu of a separate mailing of paper copies until such time as I no longer have the right to receive Fund Information or I revoke my consent in writing.

Blockstack Token Fund QP, L.P.

Blockstack Token Fund AI, L.P.

Part III: Additional Legally Binding Terms

The Investor agrees to the following additional legally binding terms in connection with its/his/her subscription for an Interest:

1.                                      Subscription.

1.1.                            The undersigned Investor hereby subscribes pursuant to this Subscription Agreement for an Interest in, and wishes to be admitted as a limited partner (a “Limited Partner”) to, a Fund for future delivery of the Tokens in the amount corresponding to a capital commitment (“Capital Commitment”) set forth in the Investor Questionnaire portion of this Subscription Agreement (the “Investor Questionnaire”).

1.2.                            Acceptance of Agreement; Conditions. The Investor understands and agrees that this subscription is made subject to the terms and conditions contained in this Subscription Agreement and the amended and restated exempted limited partnership agreement of each Fund (the “Fund Agreement”), the Fund Term Sheet, the Fund Risk Factors, and/or any other offering materials provided to you with respect to the Tokens, including, but not limited to, the whitepaper describing the Tokens and the whitepaper describing the network (collectively, the “Offering Materials”), and that the General Partner shall have the right to accept or reject, in its sole discretion, the Investor’s Capital Commitment for any reason or no reason, in whole or in part, and at any time prior to its acceptance.

2.                                      Representations, Warranties and Covenants of the Investor. The Investor hereby represents and warrants to, and agrees with, the Sponsoring Parties (as defined below) as follows:

2.1.                            The Funds, General Partner, Token LLC, Blockstack PBC and their respective officers, directors, principals, members, employees, agents, and other affiliates (collectively, the “Sponsoring Parties”) will be relying on the information, representations, warranties and covenants of the Investor in this Subscription Agreement for many purposes.

2.2.                            Binding Obligation. The Subscription Agreement shall become binding and enforceable against the Investor in accordance with its terms on the date, if any, that the General Partner accepts this subscription in whole or in part. The Investor understands that, upon acceptance by the General Partner, the Investor is not entitled to cancel, terminate or revoke this Subscription Agreement or any of the powers conferred in this Subscription Agreement. Upon acceptance, the Investor shall adopt, accept and become bound by all the terms of the provisions of the Fund Agreement and shall agree to perform all of the undersigned’s obligations therein, subject to any other written arrangements entered into by the parties with respect to the Investor’s investment. The Investor further agrees to execute such other documentation as the Funds or the General Partner may reasonably request in order to reflect the agreement of the undersigned set forth herein.

2.3.                            Regulatory Issues.

(a)                            FDIC and SIPC Matters. The Subscription Agreement is not legal tender, is not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Investor Protection Corporation protections.

(b)                            Other Federal and State Regulatory Matters. The Investor acknowledges and understands that the Interest is not registered with the Securities and Exchange Commission, and that the General Partner is not registered or licensed with any federal or state regulator as an investment adviser, broker-dealer, money services business, money transmitter, or virtual currency business.

As a result, the Investor will not be afforded the full set of protections provided to the clients and customers of such entities under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and any similar or applicable state laws.

(c)                             Investment Company Act Matters. The Investor understands and agrees that the Funds are not registered and do not intend to register as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) pursuant to an exception from the definition of “investment company” provided in Section 3(c)(7) of the 1940 Act. The Funds, and the Investor as a holder of Interests in a Fund, will not be afforded the full set of protections provided under the 1940 Act or comparable state law.

(d)                            International Regulatory Matters. The regulatory risks described in this Section 2.3 take into consideration U.S. law only. It is anticipated that the Interests will also be sold or resold outside the United States, which could subject the Sponsoring Parties or the Interests to non-U.S. legal requirements, which could be significant. Non-U.S. regulation could lead to the same types of changes and outcomes described above with respect to U.S. regulation, and any of these outcomes would negatively affect the value of the Interests and/or cause the Sponsoring Parties to cease operations.

2.4.                            Restrictions on Transfer.

(a)                                 The Investor acknowledges and is aware that there are substantial restrictions on the transferability of the Interests, and there will be no public market for the Interests for U.S. Investors. The Interests will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This means that Limited Partners may not transfer the Interests to any “U.S. Person,” within the meaning of Rule 902(a)(k) under the Securities Act; provided that Limited Partners may transfer the Interests to U.S. Persons that are “accredited investors” as defined in Rule 501(a) of Regulation D under the Securities Act and “qualified purchasers” as defined in section 2(a)(51)(a) of the 1940 Act and in compliance with applicable U.S. securities laws.

(b)                                 The Investor acknowledges and is aware that disposition of the Interests may constitute engaging in a virtual currency business requiring a license under the laws of New York, another state, or foreign country.

(c)                                  The Investor acknowledges and is aware that any transfer made in violation of the transfer provisions of the Subscription Agreement will be void.

2.5.                            Authorization; No Conflict.

(a)                       Authorization of Individuals. If the Investor is an individual:

(i)                                     The Investor has all requisite legal capacity for the subscription for an Interest;

(ii)                                  The Investor has all requisite legal capacity for the execution and delivery of this Subscription Agreement and each other document required to be executed and delivered by the Investor in connection with this Subscription Agreement for an Interest; and

(iii)                               Neither the execution, delivery or performance of this Subscription Agreement or any other document required to be executed and delivered by the Investor in connection with this Subscription Agreement for an Interest, nor the consummation of any of the transactions contemplated hereby or thereby by the Investor, (a) will violate or conflict with any law, rule, regulation, judgment, order or decree of any court or other governmental body, (b) will conflict with or result in any breach or default under, permit any party to accelerate any rights under or terminate, or result in the creation of any lien, charge or encumbrance pursuant to the provision of any material contract, indenture, mortgage, lease, franchise, license, permit authorization, instrument or agreement of any kind to which the Investor is a party or by which the Investor is bound or to which the properties or assets of the Investor are subject, or (c) will require the consent or approval of any person other than consents or approvals that have already been obtained.

(b)                       Authorization of Entities. If the Investor is an entity:

(i)                                     The Investor is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of its state of incorporation or organization and has the requisite power and authority to carry on its business and operations as now being conducted,

(ii)                                  The execution and delivery of this Subscription Agreement and each other document required to be executed and delivered by the Investor in connection with its subscription for an Interest, and the performance by the Investor under those agreements, have been duly authorized by appropriate action;

(iii)                               The Investor shall deliver to the General Partner any evidence of the foregoing as the General Partner may reasonably require, whether by way of certified resolution or otherwise; and

(iv)                              The person executing and delivering this Subscription Agreement and any other instruments on behalf of the Investor has all requisite power, authority and capacity to execute and deliver those instruments.

(c)                        Ultimate Owners of the Interests.

(i)                                     If the Investor is acting as trustee, agent, representative or nominee for the ultimate owner of the Interests (an “Ultimate Owner”), the Investor understands and acknowledges that the representations, warranties and agreements made in this Subscription Agreement are made by the Investor both (a) with respect to the Investor and (b) with respect to the Ultimate Owner. The Investor further represents and warrants that it has all requisite power and authority from the Ultimate Owner to execute and perform the obligations under this Subscription Agreement.

(ii)                                  Except as otherwise agreed to in writing with the General Partner, the Investor agrees to indemnify the Sponsoring Parties for any and all costs, fees and expenses (including reasonable legal fees and disbursements) in connection with any damages resulting from the assertion of the Investor’s lack of proper authorization from the Ultimate Owner to enter into this Subscription Agreement or perform its obligations under it.

2.6.                            Offering Materials and Other Information.

(a)                       Differences with Offering Materials. The Investor acknowledges that in the event of any differences between the terms provided in this Subscription Agreement and any Offering Materials, the terms and conditions of this Fund Agreement shall supersede any contrary information set forth in the Offering Materials. The Investor has had an opportunity to (i) ask questions of and receive answers from the General Partner concerning the terms and conditions of this Subscription Agreement, the Offering Materials, and the business of the General Partner; and (ii) obtain any additional information concerning the Funds and the Fund Offering, the General Partner and any related material to the extent the General Partner or the Funds possess relevant information or can acquire it without unreasonable effort or expense.

(b)                       No Reliance. The Investor acknowledges that in making a decision to subscribe for an Interest, the Investor has relied solely upon the Fund Agreement and the Offering Materials and independent investigations made by the Investor. The Investor is not relying and may not rely on any other marketing materials for purposes of making a decision to subscribe for an Interest. The Investor is also not relying on the Sponsoring Parties with respect to the legal, tax and other economic factors involved in this subscription and understands that it is solely responsible for reviewing the legal, tax and other economic considerations involved with subscribing for an Interest with its own legal, tax and other advisers.

(c)                        Investor’s Review. The Investor understands that it is solely responsible for reviewing the Offering Materials and this Subscription Agreement and, to the extent he, she or it believes necessary, for discussing with counsel the representations, warranties and agreements that the Investor is making in this Subscription Agreement. The Investor understands that Wilson, Sonsini, Goodrich & Rosati, P.C. and Cooley LLP act as counsel only to the General Partner and do not represent the Investor or any other person by reason of an investment in a Fund.

(d)                       No Guarantees. Neither the General Partner nor anyone on its behalf has made any representations (whether written or oral) to the Investor (i) regarding the future value of the Interest or the future value or utility of the Tokens or (ii) that the past business performance and experience of the Sponsoring Parties will in any way predict the current or future value of the Interest or future value or utility of the Tokens.

(e)                        No Claim, Loan or Ownership Interest. The purchase of Tokens through a Fund (i) does not provide Investor with rights of any form with respect to the General Partner or Token LLC or their respective revenues or assets, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights; (ii) is not a loan to General Partner or Token LLC; and (iii) does not provide Investor with any ownership or other interest in General Partner or Token LLC.

(f)                         Intellectual Property. The General Partner and Token LLC retain all current and future right, title and interest in all of their respective intellectual property, including, without limitation, inventions, ideas, concepts, code, discoveries, processes, marks, methods, software, compositions, formulae, techniques, information and data, whether or not patentable, copyrightable or protectable in trademark, and any trademarks, copyright or patents based thereon. The Investor may not use any of the General Partner or Token LLC’s intellectual property for any reason without the prior written consent of the General Partner or Token LLC, as applicable.

2.7.                            Investor’s Knowledge. The Investor has sufficient knowledge, understanding, and experience, either independently or together with his, her or its Investor representative(s), in financial and business matters, and of the functionality, usage, storage, transmission mechanisms, and other material characteristics of cryptographic tokens, token wallets and other token storage mechanisms, public and private key management, blockchain technology, and blockchain-based software systems, to understand the terms of this Subscription Agreement and the Offering Materials, and such knowledge, understanding, and experience enables the Investor to evaluate the merits and risks of subscribing for an Interest.

2.8.                            Other Risks.

(a)                       General Economic Risk. The Investor (i) is able to bear the economic cost of carrying an investment in a Fund for an indefinite period of time; (ii) has adequate means of providing for his, her, or its current needs and possible personal contingencies even in the event that the Interest loses all of its value; and (iii) has no need for liquidity of the Interest. The Investor’s investment in a Fund is consistent with the objectives and cash flow requirements of the Investor and will not adversely affect the Investor’s overall need for diversification and liquidity.

(b)                       Additional Risk Disclosures. The Investor is solely responsible for reviewing, understanding and considering the risks above and any additional risks, including without limitation those described in the Offering Materials. The Funds and the General Partner’s operations, financial condition, and results of operations could be materially and adversely affected by any one or more of those risk factors, as could the underlying value of each Investor’s Interest, which may lead to the Interest losing all value.

2.9.                            Transfer and Storage of Personal Data.

(a)                       Personal Data. The Investor understands and agrees that in connection with the services provided to the Funds, its personal data may be transferred and/or stored in various jurisdictions in which the Sponsoring Parties have a presence, including in or to jurisdictions that may not offer a level of personal data protection equivalent to the Investor’s country of residence.

(b)                       Disclosure of Personal Data. The Investor further understands and agrees that, although the Sponsoring Parties will use their reasonable efforts to keep the information provided in the answers to this Subscription Agreement strictly confidential, the Sponsoring Parties may present this Subscription Agreement and the information provided in it to any parties (e.g., affiliates, attorneys, auditors, administrators, brokers and regulators) as the Sponsoring Parties deem necessary or advisable to facilitate the acceptance and management of the Investor’s Interest, including, but not limited to, (x) in connection with anti-money laundering and similar laws, (y) if called upon to establish the availability under any applicable law of an exemption from registration of the Interest or to establish compliance with applicable law generally by the Sponsoring Parties, or (z) if the information is relevant to any issue in any action, suit, or proceeding to which the Sponsoring Parties are a party or by which they are or may be bound.

(c)                        Disclosure by Law. The Sponsoring Parties may also release information about the Investor if directed to do so by the Investor, if compelled to do so by law or in connection with any government or self-regulatory organization request or investigation. Any disclosure, use, storage or transfer of information for these purposes shall not be treated as a breach of any restriction upon the disclosure, use, storage or transfer of information imposed on any person by law or otherwise.

2.10.                     Anti-Money Laundering, Economic Sanctions, Anti-Bribery and Anti-Boycott Representations.

(a)                       Identity of Investor and Beneficial Owners. Neither the Investor, nor any of its affiliates or direct or indirect beneficial owners, (i) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), nor are they otherwise a party with which the General Partner, the Funds, or Network Sponsor are prohibited to deal under the laws of the United States, (ii) is a person identified as a terrorist organization on any other relevant lists maintained by governmental authorities, or (iii) unless otherwise disclosed in writing to the General Partner prior to the Investor’s subscription for an Interest, is a senior foreign political figure,(2) or any immediate family member(3) or close associate(4) of a senior foreign political figure as those terms are defined in the footnotes below. The Investor further represents and warrants that the Investor: (1) has conducted thorough due diligence with respect to all of its beneficial owners, (2) has established the identities of all direct and indirect beneficial owners and the source of each beneficial owner’s funds and (3) will retain evidence of those identities, any source of funds and any due diligence.

(b)                       Source and Use of Funds.

(i)                                     The Investor represents, warrants and agrees that no payment or other transfer of value to a Fund and no payment or other transfer of value to the Investor shall cause the Sponsoring Parties to be in violation of applicable U.S. federal or state or non-U.S. laws or regulations, including, without limitation, anti-money laundering, economic sanctions, anti-bribery or anti-boycott laws or regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT ACT”), the various statutes, regulations and Executive Orders administered by the U.S. Department of the Treasury Office of Foreign Assets Control and the Foreign Corrupt Practices Act.

(ii)                                  The Investor represents, warrants and agrees that no payment or other transfer of value to a Fund or Network Sponsor is or will be derived from, pledged for the benefit of, or related in any way to, (1) the government of any country designated by the U.S. Secretary of State as a country supporting international terrorism, (2) property that is blocked under any laws, orders or regulations administered by OFAC (“OFAC Regulations”), or that would be blocked under OFAC Regulations if it were in the custody of a U.S. national, (3) persons to whom U.S. nationals cannot lawfully export services, or with whom U.S. nationals cannot lawfully engage in transactions, under OFAC Regulations, or (4) directly or indirectly, any illegal activities.

(2) A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non- U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

(3) An “immediate family member” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

(4) A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

(iii)                               The Investor represents, warrants and agrees that all payments or other transfer of value to a Fund by the Investor will be made through an account (or virtual currency public address whose associated balance, either directly or indirectly, has been funded by such an account) located in a jurisdiction that does not appear on the list of boycotted countries published by the U.S. Department of Treasury pursuant to §999(a)(3) of the Internal Revenue Code (“Code”), as in effect at the time of the Investor’s payment or other transfer of value. In the event that the Investor is, receives deposits from, makes payments to or conducts transactions relating to a non-U.S. banking institution (a “Non-U.S. Bank”) in connection with the Investor’s subscription for an Interest, the Non-U.S. Bank: (1) has a fixed address, other than an electronic address or a post office box, in a country in which it is authorized to conduct banking activities, (2) employs one or more individuals on a full-time basis, (3) maintains operating records related to its banking activities, (4) is subject to inspection by the banking authority that licensed it to conduct banking activities and (5) does not provide banking services to any other Non-U.S. Bank that does not have a physical presence in any country and that is not a registered affiliate.

(c)                        Voluntary Compliance. The Investor understands and agrees that the Funds are not obligated to comply with any U.S. anti-money laundering requirements, but may choose to voluntarily comply with any or all of such requirements in the sole discretion of the General Partner and the Sponsoring Parties.

3.                                      Rule 506(d) of Regulation D.

3.1.                            Disqualifying Events. In the event that the Investor becomes subject to an event specified in Rule 506(d)(1) of the Securities Act (“Disqualifying Event”) at any date after the date of this Subscription Agreement, the Investor agrees and covenants to use its best efforts to coordinate with the General Partner (i) to provide documentation as reasonably requested by the General Partner related to any Disqualifying Event and (ii) to implement a remedy to address the Investor’s changed circumstances so that the changed circumstances will not affect in any way the General Partner’s ongoing and/or future reliance on an exemption under the Securities Act provided by Rule 506 of Regulation D.

3.2.                            Remedies. The Investor acknowledges that, at the discretion of the General Partner, its remedies may include, without limitation, the transfer or sale of the Investor’s Interest. The Investor also acknowledges that the General Partner may periodically request assurance that the Investor has not become subject to a Disqualifying Event at any time, and the Investor further acknowledges and agrees that the General Partner shall understand and deem the failure by the Investor to respond in writing to any requests to be an affirmation and restatement of the representations, warranties and covenants in this provision.

4.                                      Tax Information.

4.1.                            Waiver of Privacy. The Investor certifies that the Investor has completed and submitted any required waiver of local privacy laws that could otherwise prevent disclosure of information to a Sponsoring Party, the IRS or any other governmental authority for purposes of Chapter 3, Chapter 4 or Chapter 61 of the Code (including without limitation in connection with FATCA, as defined below) or any intergovernmental agreement entered into in connection with the implementation of FATCA (an “IGA”), and any other documentation required to establish an exemption from, or reduction in, withholding tax or to permit a Fund to comply with information reporting requirements pursuant to Chapter 3, Chapter 4 or Chapter 61 of the Code (including, without limitation, in connection with FATCA or any IGA).

4.2.                            Updated Tax Forms. The Investor further certifies that the Investor will, within 30 days of the Investor’s receipt of notice that the Investor is a Limited Partner, provide to the General partner any applicable IRS Form and any additional documentation required by the General Partner for purposes of satisfying the General Partner’s obligations under the Code.

4.3.                            Investor Obligations. The Investor will (a) provide, upon request, prompt written notice to the General Partner, and in any event within 30 days of such request, of any change in the Investor’s U.S. tax or withholding status, and (b) execute properly and provide to the General Parner, within 30 days of written request by the General Partner (or any other Sponsoring Party), any other tax documentation or information that may be reasonably required by the General Partner (or another Sponsoring Party) in connection with the operation of the Funds or Platform to comply with applicable laws and regulations (including, but not limited to, the name, address and taxpayer identification number of any “substantial U.S. owner” (as defined in the Code) of the Investor or any other document or information requested by the General Partner (or another Sponsoring Party) in connection with the Funds complying with FATCA and/or any IGA or as required to reduce or eliminate any withholding tax directly or indirectly imposed on or collected by or with respect to the Funds), and (c) execute and properly provide to the General Partner, within 30 days of written request by the General Partner (or another Sponsoring Party), any tax documentation or information that may be requested by the General Partner (or any Sponsoring Party).

4.4.                            Reporting. The Investor further consents to the reporting of the information provided pursuant to this Section 4, in addition to certain other information, including, but not limited to, the value of the Investor’s Interest in a Fund and the amount of any distributions to the Investor by a Fund, to the IRS or any other governmental authority if the Fund is required to do so under FATCA.

4.5.                            FATCA. As used in this Subscription Agreement, “FATCA” means one or more of the following, as the context requires: (i) Sections 1471 through 1474 of the Code and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting, financial or tax information sharing, and/or withholding tax regimes, (ii) any intergovernmental agreement, treaty or any other arrangement between one jurisdiction and any of the United States, the United Kingdom or any other jurisdiction (including between any government bodies in each relevant jurisdiction), entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in the foregoing clause (i), and (iii) any legislation, regulations or guidance implemented in a jurisdiction to give effect to the foregoing clauses (i) or (ii).

4.6.                            Additional Tax Representations. By executing this Subscription Agreement, the Investor understands and acknowledges that (i) the General Partner (or any other Sponsoring Party) may be required to provide the identities of the Investor’s direct and indirect beneficial owners to a governmental entity, and (ii) the Investor hereby waives any provision of law and/or regulation of any jurisdiction that would, absent a waiver, prevent the General Partner from compliance with the foregoing and otherwise with applicable law as described in this Section 4.

5.                                      Indemnification.

5.1.                            Indemnification. PLEASE READ THIS INDEMNIFICATION PROVISION CAREFULLY BECAUSE IT LIMITS A INVESTOR’S ABILITY TO SEEK RELIEF FROM AN INDEMNIFIED PARTY. The Investor acknowledges that he, she or it understands the meaning and legal consequences of the representations and warranties contained in this Subscription Agreement, and except as otherwise agreed to in writing with the General Partner, hereby agrees to indemnify and hold harmless the Sponsoring Parties, and each other person, if any, who controls, is controlled by, or is under common control with any of the foregoing (each, an “Indemnified Party”) from and against any and all loss, claim, damage, liability or expense whatsoever (including reasonable attorneys’ fees and disbursements) due to or arising out of or based upon (i) any inaccurate representation or warranty made by the Investor, or breach or failure by the Investor to comply with any covenant or agreement made by the Investor in this Subscription Agreement (including the Investor Questionnaire and the Investor’s tax forms) or in any other document furnished by the Investor to any of the foregoing in connection with this transaction, (ii) any action for securities, commodities, or money transmission law violations instituted by the Investor that is finally resolved by judgment against the Investor, or (iii) any action instituted by or on behalf of the Investor against an Indemnified Party that is finally resolved by judgment against the Investor or in favor of an Indemnified Party.

5.2.                            Third Party Beneficiaries. Each Indemnified Party is an intended third party beneficiary of this Subscription Agreement. The remedies provided in this Section 5 shall be cumulative and shall not preclude the assertion by any Indemnified Party of any other rights or the seeking of any other remedies against the Investor.

5.3.                            No Waiver. Notwithstanding the foregoing, nothing contained in this Subscription Agreement shall constitute a waiver by a Investor of any of his, her or its legal rights under applicable U.S. federal securities and commodities laws or any other laws whose applicability is not permitted to be contractually waived.

6.                                      Limitation of Liability. PLEASE READ SECTIONS 6.1, 6.2, AND 6.3 CAREFULLY. THESE PROVISIONS LIMIT THE SCOPE OF THE GENERAL PARTNER’S AND THE FUNDS’ LIABILITY IN CONNECTION WITH THE INVESTORS INVESTMENT IN THE FUNDS.

6.1.                            To the fullest extent permitted by applicable law: (i) in no event will the General Partner or any of the Sponsoring Parties be liable for any indirect, special, incidental, consequential, or exemplary damages of any kind (including, but not limited to, where related to loss of revenue, income or profits, loss of use or data, or damages for business interruption) arising out of or in any way related to the investment in a Fund or otherwise related to these terms, regardless of the form of action, whether based in contract, tort (including, but not limited to, simple negligence, whether active, passive or imputed), or any other legal or equitable theory (even if the party has been advised of the possibility of such damages and regardless of whether such damages were foreseeable); and (ii) in no event will the aggregate liability of a Fund and the Sponsoring Parties (jointly), whether in contract, warranty, tort (including negligence, whether active, passive or imputed), or other theory, arising out of or relating to these terms exceed the Investor’s Capital Commitment.

6.2.                            The limitations set forth in section 6.1 will not limit or exclude liability for the gross negligence, fraud or intentional, willful or reckless misconduct of the General Partner.

6.3.                            Some jurisdictions do not allow the limitation or exclusion of liability for incidental or consequential damages. Accordingly, some of the limitations of Section 6 may not apply to the Investor.

7.                                      Dispute Resolution & Arbitration. PLEASE READ SECTIONS 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, AND 7.8 CAREFULLY BECAUSE THEY CONTAIN ADDITIONAL PROVISIONS APPLICABLE ONLY TO INDIVIDUALS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES. IF THE INVESTOR IS LOCATED, RESIDENT OR DOMICILED IN THE UNITED STATES, THIS SECTION REQUIRES THE INVESTOR TO ARBITRATE CERTAIN DISPUTES AND CLAIMS WITH THE GENERAL PARTNER OR A FUND AND LIMITS THE MANNER IN WHICH A INVESTOR CAN SEEK RELIEF FROM THE GENERAL PARTNER OR A FUND.

7.1.                            Binding Arbitration. Except for any disputes, claims, suits, actions, causes of action, demands or proceedings (collectively, “Disputes”) in which either party seeks injunctive or other equitable relief for the alleged unlawful use of intellectual property, including, without limitation, copyrights, trademarks, trade names, logos, trade secrets or patents, the Investor, the General Partner, and the Funds (i) waive the Investor’s, the General Partner’s and a Fund’s respective rights to have any and all Disputes arising from or related to the terms of the Subscription Agreement or Offering Materials (the “Terms”) resolved in a court, and (ii) waive the Investor’s, the General Partner’s, and a Fund’s respective rights to a jury trial. Instead, the Investor, the General Partner and each Fund will arbitrate Disputes through binding arbitration (which is the referral of a Dispute to one or more persons charged with reviewing the Dispute and making a final and binding determination to resolve it instead of having the Dispute decided by a judge or jury in court).

7.2.                            No Class Arbitrations, Class Actions, or Representative Actions. Any Dispute arising out of or related to the Terms is personal to the Investor and the General Partner and/or a Fund and will be resolved solely through individual arbitration and will not be brought as a class arbitration, class action or any other type of representative proceeding. There will be no class arbitration or arbitration in which an individual attempts to resolve a Dispute as a representative of another individual or group of individuals. Further, a Dispute cannot be brought as a class or other type of representative action, whether within or outside of arbitration, or on behalf of any other individual or group of individuals.

7.3.                            Federal Arbitration Act. The Terms affect interstate commerce and the enforceability of this section 7 will be both substantively and procedurally governed by and construed and enforced in accordance with the federal arbitration act, 9 U.S.C.. § 1 et seq. (the “FAA”), to the maximum extent permitted by applicable law.

7.4.                            Notice. Each party will notify the other party in writing of any Dispute within thirty (30) days of the date it arises, so that the parties can attempt in good faith to resolve the Dispute informally. Notice to the General Partner shall be sent by email to the General Partner at                      . Notice to the Investor shall be by email to the then-current email address in the Investor’s account. The Investor’s notice must include (i) the Investor’s name, postal address, email address, and telephone number, (ii) a description in reasonable detail of the nature or basis of the Dispute, and (iii) the specific relief that the Investor is seeking. If the Investor and the General Partner cannot agree how to resolve the Dispute within thirty (30) days after the date notice is received by the applicable party, then either the Investor or the General Partner may, as appropriate and in accordance with this Section 7, commence an arbitration proceeding or, to the extent specifically provided for in Section 7.1, file a claim in court.

7.5.                            Process. Any arbitration will occur in New Jersey. Arbitration will be conducted confidentially by a single arbitrator in accordance with the rules of the Judicial Arbitration and Mediation Services (“JAMS”), which are hereby incorporated by reference. The state and federal courts located in Washington will have exclusive jurisdiction over any appeals and the enforcement of an arbitration award. The Investor may also litigate a Dispute in the small claims court located in the county where the Investor resides if the Dispute meets the requirements to be heard in small claims court.

7.6.                            Authority of Arbitrator. As limited by the FAA, the Terms and the applicable JAMS rules, the arbitrator will have (i) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Dispute, including the determination of whether a Dispute is arbitrable, and (ii) the authority to grant any remedy that would otherwise be available in court; provided, however, that the arbitrator does not have the authority to conduct a class arbitration or a representative action, which is prohibited by the Terms. The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual’s claims, preside over any type of class or representative proceeding or preside over any proceeding involving more than one individual.

7.7.                            Rules of JAMS. The rules of JAMS and additional information about JAMS are available on the JAMS website. By agreeing to be bound by the Terms, the Investor either (i) acknowledges and agrees that the Investor has read and understands the rules of JAMS, or (ii) waives its opportunity to read the rules of JAMS and any claim that the rules of JAMS are unfair or should not apply for any reason.

7.8.                            Severability of Dispute Resolution and Arbitration Provisions. If any term, clause or provision of Section 7 is held invalid or unenforceable, it will be so held to the minimum extent required by law, and all other terms, clauses and provisions of Section 7 will remain valid and enforceable. Further, the waivers set forth in Section 7.2 are severable from the other provisions of the Terms and will remain valid and enforceable, except as prohibited by applicable law.

8.                                      Miscellaneous.

8.1.                            Notices and Electronic Delivery; Privacy Policy.

(a)                                 Electronic Delivery. The Sponsoring Parties, each at its sole and absolute discretion, may provide any notices or other communications given or made to the Investor and deliver to the Investor (or the Investor’s designated agents) privacy statements, financial information (audited or otherwise), reports and other communications relating to any Sponsoring Party or otherwise relating to this Subscription Agreement (collectively, “Disclosures”) in electronic form, such as via email or posting to a password protected website.

(b)                                 The Sponsoring Parties will send emails to the email address that the Investor has provided to the General Partner during the registration process. If an email notification is undeliverable, delivery of the notice is not required to be made to the Investor’s postal mail address of record except as otherwise required by law. The Sponsoring Parties reserve the right to post communications on their respective websites without providing notice to the Investor, when permitted by law.

(c)                                  The Investor agrees that all Disclosures provided to the Investor via email notification or the website will be deemed to have been good and effective delivery to the Investor when sent or posted, regardless of whether the Investor actually or timely receives or accesses the email notification.

(d)                                 By signing this Subscription Agreement, the Investor consents to electronic delivery as described in the preceding sections, unless and until the Investor revokes its consent and/or waiver in writing to the General Partner.

(e)                                  In so consenting, the Investor acknowledges that email messages are not secure and may contain computer viruses or other defects, may not be accurately replicated on other systems, or may be intercepted, deleted or interfered with, with or without the knowledge of the sender or the intended recipient. The Investor also acknowledges that an email from a Sponsoring Party may be accessed by recipients other than the Investor and may be interfered with, may contain computer viruses or other defects and may not be successfully replicated on other systems.

(f)                                   The Investor understands that if it has any doubts about the authenticity of an email purportedly sent by the Sponsoring Parties, the Investor should contact the purported sender immediately.

(g)                                  The Investor agrees to be bound by any affirmation, assent or agreement that the Investor transmits to the General partner or its affiliates by computer or other electronic device, including internet, telephonic and wireless devices, including, but not limited to, any consent the Investor gives to receive communications from the General Partner or any of its affiliates solely through electronic transmission.

The Investor agrees that when the Investor clicks on an “I Agree,” “I Consent,” or other similarly worded button or entry field with its mouse, keystroke or other device, its agreement or consent will be legally binding and enforceable against it and will be the legal equivalent of the Investor’s handwritten signature on an agreement that is printed on paper. The Investor agrees that the General Partner and any of its affiliates may send the Investor electronic copies of any and all communications associated with its subscription for an Interest.

8.2.                            Revocation. Investor acknowledges and accepts that all investments in a Fund during the Fund Offering are final, and there are no refunds or cancellations except as may be required by applicable law or regulation. Investor further acknowledges and accepts that the General Partner reserves the right to refuse or cancel Subscription Agreements at any time in its sole discretion.

8.3.                            Headings. Section and other headings contained in this Subscription Agreement are for reference only and are not intended to describe, interpret, define or limit the scope or intent of this Subscription Agreement.

8.4.                            Governing Law; Consent to Jurisdiction; Venue and Service of Process. THIS SUBSCRIPTION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES, NOTWITHSTANDING THE PLACE WHERE THIS SUBSCRIPTION AGREEMENT MAY BE EXECUTED BY ANY PARTY. To the extent permissible under applicable law, the Investor hereby irrevocably agrees that any suit, action or proceeding (“Action”) with respect to this Subscription Agreement may, but need not, be resolved, whether by arbitration or otherwise, within the State of New Jersey. Accordingly, the parties consent and submit to the non-exclusive jurisdiction of the federal and state courts and any applicable arbitral body located within the State of Washington. The Investor agrees and consents that service of process as provided by U.S. federal and Washington law may be made upon the Investor in any Action and may not as a result claim that any Action has been brought in an inconvenient forum.

8.5.                            Entire Agreement. This Subscription Agreement along with the Offering Materials and any side letter or other similar agreement between the Investor and the General Partner and/or a Fund constitute the entire agreement between the parties hereto with respect to the subject matter of this Subscription Agreement and may be amended only in writing, executed by all parties hereto.

8.6.                            Severability. Each provision of this Subscription Agreement (including without limitation each representation made in the Investor Questionnaire and each provision of or grant of authority by or in the Power of Attorney) shall be considered severable. If it is determined by a court of competent jurisdiction that any provision of this Subscription Agreement is invalid or unenforceable under any applicable law, then that provision shall (i) be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with applicable law; and (ii) not affect the validity or enforceability of any other provisions of this Subscription Agreement, and to this extent the provisions of this Subscription Agreement shall be severable.

8.7.                            Successors and Assigns. This Subscription Agreement (i) shall be binding upon the Investor and the heirs, legal representatives, successors and permitted assigns of the Investor and shall inure to the benefit of the applicable Fund and its successors and assigns, (ii) shall survive the acceptance of the Investor as a Limited Partner of a Fund, (iii) shall, if the Investor consists of more than one person, be the joint and several obligation of each, and (iv) may be executed in counterparts, all of which when taken together, shall be deemed one original.

8.8.                            Survival. The representations and warranties of the Investor in, and the other provisions of, this Subscription Agreement shall survive the execution and delivery of this Subscription Agreement.

9.                                                                                      Notice of Delivery. If and when the Company determines it will deliver the Tokens, the Company will notify the Purchasers at least 10 days prior to delivery so the Purchasers may provide the addresses of their digital wallets. Upon delivery, the Company will update the genesis block for the Tokens to indicate that the addresses provided own the Tokens.

Blockstack Token Fund QP, L.P.

Blockstack Token Fund AI, L.P.

Part IV: Form W-9

[INSERT FORM W-9]